Exhibit 99.1

News Release Corporate Headquarters 770 Township Line Road Yardley, PA 19067

CROWN HOLDINGS, INC. ELECTS MARSHA C. WILLIAMS

TO ITS BOARD OF DIRECTORS

Yardley, PA – February 24, 2022. Crown Holdings, Inc. (NYSE: CCK) announced today that Marsha C. Williams has been elected to the Company’s Board of Directors effective on March 1, 2022.

Ms. Williams served as Senior Vice President and Chief Financial Officer of Orbitz Worldwide, Inc. Prior to that, she served as Executive Vice President and Chief Financial Officer of Equity Office Properties Trust, among other senior financial and operations roles over her career.

Ms. Williams is a graduate of Wellesley College and holds a Masters of Business Administration in Finance and Accounting from the University of Chicago Graduate School of Business. She serves as Chairperson of the Board of Modine Manufacturing Company, which designs, manufactures, and tests heat transfer products for a wide variety of applications and markets, and as Lead Director of Fifth Third Bancorp.

John W. Conway, Chairman of the Board, commented, “We are very pleased to welcome Marsha to the Board. We will benefit from her broad range of executive and board experience in finance, operations and strategy. “

About Crown Holdings, Inc.

Crown Holdings, Inc., through its subsidiaries, is a leading global supplier of rigid packaging products to consumer marketing companies, as well as transit and protective packaging products, equipment and services to a broad range of end markets. World headquarters are located in Yardley, Pennsylvania. For more information, visit www.crowncork.com.

For more information, contact:

Kevin C. Clothier, Senior Vice President and Chief Financial Officer, (215) 698-5281, or

Thomas T. Fischer, Vice President, Investor Relations and Corporate Affairs, (215) 552-3720